Exhibit 99.1

Food Service Executive Steve Sands Joins Bion’s Advisory Group

December 4, 2023. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology and premium sustainable beef, announced today that Steve Sands will join Bion’s Advisory Group, effective immediately.

Steve most recently served as President of Protein Brands for Performance Foodservice, one of the largest food service distributors in the U.S. He is a highly regarded foodservice industry veteran with over 40 years of experience in all phases of the meat business. His experience and relationships will be invaluable in his role with Bion, where he will advise Bion’s CEO to help build a supply chain and marketing strategy for the sustainable beef produced by Bion and its strategic partners.

Steve became CEO of his family-owned Standard Meat Co. in 1979, which then became a leading supplier of steak and ground beef products to Sysco. After it was sold to Meyer Natural Angus, Steve helped build Meyer into the largest natural and organic beef company in the U.S. In 2003, he formed Premium Protein Products, a beef and poultry harvest and processing company dedicated to high value specialty protein programs. Steve joined Performance Food Group in 2009 as Vice President for Protein and brings to Bion a NYSE-traded public company perspective. He currently holds leadership roles in several professional associations and serves on a number of Boards, including the University of Nebraska Supply Chain Management, Zoetis Food Industry, and Farmers for Soil Health Advisory Boards.

Mr. Sands said, “I am looking forward to working with Bill and the Bion team to help define and build the supply chain needed to deliver truly sustainable beef and other meat products to the marketplace. Bion’s technology and production platform, alongside strategic and industry partners, can deliver foundational change to the livestock industry that today faces many challenges, including an evolving consumer base that is and will be increasingly focused on sustainability.”

Bill O’Neill said, “As we continue to build our team, I am very excited Steve has chosen to work with us. His experience is top-shelf and the food service industry he knows so well represents a particularly attractive market for premium branded beef. We really value the assets and resources he brings to our team, and we appreciate he believes, as we do, that Bion’s technology and strategic partner approach represent a path forward to real economic and environmental sustainability for this industry.”

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About Bion: Bion’s patented third generation technology (Gen3Tech) minimizes environmental impacts of large-scale livestock production, increases its resource and production efficiencies, and will deliver a premium product with a USDA-certified sustainable brand to the consumer. The platform simultaneously prevents pollution to air, water, and soil, while recovering clean water, high-value organic and low-carbon precision fertilizer coproducts, and renewable energy. Bion is focused on developing state-of-the-art indoor cattle feeding operations that will produce truly sustainable premium beef. For more information, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘can’, ‘look forward (to)’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

303-898-4945 direct